UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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LendingClub Corporation (Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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595 Market Street, Suite 200
San Francisco, California 94105

PROXY SUPPLEMENT FOR THE
2023 ANNUAL MEETING OF STOCKHOLDERS

To be held on June 8, 2023 at 11:00 a.m. Pacific Time

Immediate Expiration of Existing Evergreen Provision
Reinforces Commitment to Incorporating Stockholder Feedback and Reducing Dilution

This Proxy Statement Supplement (this “Supplement”) supplements the proxy statement filed by LendingClub Corporation (“LendingClub”, the “Company”, “we”, “us”, “our”) with the Securities and Exchange Commission (the “SEC”) on April 27, 2023 (the “Proxy Statement”) and made available to the Company’s stockholders in connection with the solicitation of proxies by the Company’s Board of Directors for use at the Company’s 2023 Annual Meeting of Stockholders, scheduled to be held on June 8, 2023 at 11:00 a.m., Pacific Time (the “Annual Meeting”). This Supplement is being filed with the SEC and made available to stockholders on or about June 1, 2023.

This Supplement modifies the Proxy Statement and should be read in conjunction with it. This Supplement is not complete without the Proxy Statement, including other amendments or supplements thereto. Except to the extent described in this Supplement, none of the items or information contained in the Proxy Statement is affected by this Supplement. Capitalized terms used in this Supplement and not otherwise defined herein have the respective meanings ascribed to them in the Proxy Statement.

At the Annual Meeting, stockholders are being asked, among other things, to vote on a proposal to approve an amendment and restatement of the Company’s 2014 Equity Incentive Plan (the “Plan”) to extend the expiration of the Plan by four years from December 2024 to December 2028 and to adopt certain best practices as described below and set forth on Annex III of the Proxy Statement (the “Equity Plan Amendment”).

We believe that our success depends on the ability to attract the best available personnel. Therefore, we strive to provide compensation packages that are competitive, reward personal and company performance, and enable us to recruit and retain the talent necessary to operate our business and execute against our intermediate and long-term strategic objectives. To that end, the Company operates a broad-based equity program to deliver market compensation while driving alignment with stockholders across the organization. Without an equity compensation program, we believe we would be at a significant disadvantage in terms of recruiting and retaining talent, especially for leadership roles and relative to other fintech companies operating in the San Francisco Bay Area market.

We are also cognizant of the dilution created by our equity compensation program on our stockholders and have implemented a number of measures intended to mitigate the level of dilution, including recent operational changes to the manner in which we satisfy tax withholding upon equity vesting events. However, our dilution is elevated. Therefore, as part of our commitment to good and proactive governance, we solicited feedback on the Equity Plan Amendment. We believe the Equity Plan Amendment is a win-win for the Company and our stockholders by allowing the Company additional time to grant existing shares while facilitating significant reductions to dilution over time. Specifically, if the Equity Plan Amendment is approved, we expect to significantly reduce equity utilization through a combination of prudent use of equity, a steady shift towards cash-based awards/compensation and/or stock price appreciation. Notably, we will target reducing the overhang and annual utilization rate from our equity compensation program to below 20% and 4%, respectively, by the end of 2027. Importantly, the Company does not believe that achieving these targets is contingent upon our stock price appreciating from its current level.

The stockholders that we engaged with generally expressed support for the Equity Plan Amendment, as well as our accompanying commitment to reduce dilution and adopt various best practices. In particular, stockholders noted that the Company’s proposal was thoughtful and appreciated the Company’s transparency and self-awareness. With respect to dilution, stockholders recognized the significant steps the Company has taken to date and welcomed the commitment to significantly reduce dilution from the Company’s compensation programs over time. Further, stockholders appreciated that equity compensation is a fundamental component of the Company’s ability to deliver market levels of compensation and that abruptly shifting to and increasing cash compensation to offset unavailability of equity compensation would be disadvantageous in the current economic climate and may also adversely impact the Company’s ability to attract and retain the human capital necessary to execute and advance its strategy. With respect to the timing of the Company’s proposal, stockholders recognized that the sooner the Company is provided more time to use its existing share reserve, the more expeditiously and systematically it can begin taking measures to reduce the dilution from its equity compensation program.

As described in the Proxy Statement, the Plan includes an evergreen provision, which will sunset per its original terms in 2024 if the Equity Plan Amendment is not approved. The Company did not seek an extension of this evergreen provision under the Equity Plan Amendment. The stockholders we spoke with appreciated that the Company is entitled to the final remaining evergreen tranche in 2024 per the original terms of the Plan. However, some stockholders expressed a preference for the evergreen provision to expire earlier.

Therefore, in response to recent stockholder feedback, the Company is proposing to make the additional changes shown in Annex A attached to this Supplement (the incremental additions to the amended and restated Plan as set forth in Annex III of the Proxy Statement are underlined and bolded and deletions are in strikethrough and bolded). The changes reflected in Annex A attached to this Supplement provide that, under the amended and restated Plan, the evergreen provision will expire immediately and therefore no additional shares will be added to the number of shares reserved for issuance under the Plan pursuant to the evergreen provision in 2024 (the “2024 Evergreen Forfeiture”).

Key Highlights of the Proposal and Related Commitments with the 2024 Evergreen Forfeiture

✓    No additional shares requested

✓    Terminate existing evergreen provision, resulting in forfeiture of approximately 7.1 million1 shares that would otherwise be available pursuant to the existing evergreen provision in 2024

✓    Extend the life of the Plan by four years to provide additional time to prudently use existing shares

✓    Significantly reduce dilution from our equity compensation program over the term of the amended and restated Plan, with targets for overhang and annual utilization rate of below 20% and 4%, respectively

✓    Enable short-term cash preservation during an uncertain economic environment

✓    Not issue any of the remaining 1.34 million shares available for grant under the 2016 Radius incentive plan

1 Estimated based on 5% of the number of shares of Common Stock and Common Stock equivalents (as such terms are defined in the Plan) issued and outstanding as of May 31, 2023.

✓    Implement 1-year holding period on vested awards, net of taxes, for executive officers

✓    Adopt equity plan best practices, including limitation on ability to accelerate awards and prohibition on dividends (or equivalent) on unvested awards

As of May 31, 2023, there are 13,221,119 shares underlying outstanding awards under the Plan and 20,435,830 shares available for future issuance. Accordingly, the 2024 Evergreen Forfeiture reflects an approximately 25% reduction in the estimated total shares available for future issuance under the Plan. Despite the 2024 Evergreen Forfeiture, the Company remains committed to using only the existing shares available under the Plan, without soliciting stockholders for additional shares, until at least 2027; which reinforces the Company's commitment to substantial reductions in dilution over the term of the amended and restated Plan.

Further details regarding the Equity Plan Amendment can be found in Proposal Six of the Proxy Statement, beginning on page 70. Other than the changes shown in Annex A attached to this Supplement that reflect the 2024 Evergreen Forfeiture, all other terms of the Equity Plan Amendment remain as described in the Proxy Statement and as reflected in the copy of the amended and restated Plan set forth in Annex III of the Proxy Statement.

The Company intends to present the Equity Plan Amendment, as described in the Proxy Statement, as amended by this Supplement, to stockholders for their approval at the Annual Meeting, and all references to the Equity Plan Amendment contained in the Proxy Statement and proxy card pertaining to the Annual Meeting shall be deemed to refer to the Equity Plan Amendment, as amended by this Supplement.

If you have already returned your proxy or voting instruction card or provided voting instructions, you do not need to take any action unless you wish to change your vote. If you have already voted or given your proxy and wish to change your vote, you should follow the procedures described in the Proxy Statement. Please see “Questions and Answers About the Proxy Materials and the Annual Meeting – 15. How do I change or revoke my proxy?” on page 84 of the Proxy Statement.

If you have not already voted, we urge you to do so. Your vote is important regardless of the number of shares you own.

ANNEX A

Changes to Section 2.4 of the Amended and Restated Plan, After Giving Effect to the Equity Plan Amendment

Note: Changes to Section 2.4 of the amended and restated Plan, after giving effect to the Equity Plan Amendment, as set forth in Annex III of the Proxy Statement, are indicated with underlined and bolded text, and deletions thereto are indicated with strikethrough and bolded text. The copy of the amended and restated Plan, after giving effect to the Equity Plan Amendment, included in Annex III of the Proxy Statement remains unchanged except as set forth below in Section 2.4.

2. SHARES SUBJECT TO THE PLAN.

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2.4. Automatic Share Reserve Increase. The number of Shares available for grant and issuance under the Plan shall be automatically increased January 1 of each of the calendar years 2015 through 2023~~2024~~, by the lesser of (i) five percent (5%) of the number of shares of Common Stock and Common Stock equivalents (including options, RSUs, warrants and the pool of available Shares under the Plan) issued and outstanding on each December 31 immediately prior to the date of increase or (ii) such number of Shares determined by the Board.

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